Exhibit 3.7.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

AMERICAN MOVIE CLASSICS COMPANY LLC

-i-

18. Limited Liability	16
19. Indemnification	16
20. Dissolution	16
21. Corporate Opportunity	16
22. Amendment	16
23. Consent to Jurisdiction	16
24. Definitions.	17
25. Governing Law	18
26. Severability	18
27. Counterparts	18
28. Binding Upon Successors	18

-ii-

LIMITED LIABILITY COMPANY AGREEMENT

OF

AMERICAN MOVIE CLASSICS COMPANY LLC

This Limited Liability Company Agreement (this “Agreement”) of American Movie Classics Company LLC, dated August 13, 2004, is entered into for the purpose of forming a limited liability company (the “Company”) pursuant to and in accordance with the New York Limited Liability Company Law, as amended from time to time (the “Act”).

WHEREAS, all of the general partners of American Movie Classics Company (“AMCC”), a general partnership under New York law, have entered into an Agreement of Conversion, dated as of August 13, 2004 approving and authorizing the conversion (the “Conversion”) of AMCC from a New York general partnership into the Company, a New York limited liability company, pursuant to Section 1006 of the Act;

WHEREAS, the Conversion shall take place when an appropriate Certificate of Conversion is filed with the New York Department of State; and

WHEREAS, the parties to this Agreement wish to organize the Company as a limited liability company to exist prior to the Conversion and to be the entity into which AMCC converts.

1. Name. The name of the Company is American Movie Classics Company LLC.

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office. The address of the registered office of the Company in the State of New York is Corporation Service Company, 80 State Street, Albany, New York 12207.

4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of New York is Corporation Service Company, 80 State Street, Albany, NY 12207.

5. Members. The names and business addresses of the members of the Company, and each member’s ownership of common limited liability company membership interests (“Common Interests”) and preferred limited liability company membership interests (“Preferred Interests” and, together with the Common Interests, the “Interests”) are set forth on Schedule A attached hereto. The initial allocations of Common Interests and Preferred Interests are subject to adjustment retroactive to August 20, 2004 pursuant to the terms of Section 17(a)(iii) hereof. Each registered owner of a Common Interest is referred to as a Common Member, each registered owner of a Preferred Interest is referred to herein as a Preferred Member, and the Common and Preferred Members are collectively referred to as “Members.”

6. Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with the Act or Section 20 of this Agreement.

7. Management of the Company.

(a) Board of Managers. The Members hereby vest the management and operation of the business and affairs of the Company in a management board (the “Board of Managers”). Except as provided in Section 17(f)(vi), the Board of Managers shall consist of three (3) managers (each, a “Manager”), who initially shall be Charles F. Dolan, Thomas C. Dolan and Joshua Sapan.

(b) Powers. Except as otherwise provided by law or this Agreement, the Board of Managers shall have the right, power, and authority to oversee the business and affairs of the Company and its subsidiaries and to perform all acts and other undertakings that it may in its discretion deem necessary or advisable in furtherance thereof, in each case in accordance with the provisions of this Agreement. Any action taken by the Board of Managers or bona fide agent thereof, to the extent authorized by the Board of Managers, that is not otherwise in violation of applicable law shall constitute the act of, and shall serve to bind, the Company. Any action by a Member taken without the approval of the Board of Managers shall not bind the Company. Each Common Member and any officer of the Company is hereby designated as an “authorized person”, within the meaning of the Act, to execute and file all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the New York Department of State and any applicable filings as a foreign limited liability company in any state where such filings may be necessary or desirable. The Board of Managers may delegate to any officer of the Company elected in accordance with Section 8 below, any of the powers of the Board of Managers set forth in this Agreement. In the event of a vacancy in the Board of Managers, the remaining Managers, except as otherwise provided by law, may exercise the powers of the full Board of Managers until the vacancy is filled.

(c) Right to Appoint Managers. The Common Members, acting together, shall have the right to appoint to the Board of Managers and maintain in office three (3) Managers. Preferred Members shall not have a right to appoint any Manager to the Board of Managers except as provided in Section 17(f)(vi).

(d) Removal of Appointed Managers. Each Common Member shall have the right to remove any Manager nominated by it and appoint another Manager, in each case by giving notice in writing to the Company or orally at a meeting of the Board of Manager.

(e) Indemnity upon Removal of Manager. If any Common Member removes a Manager nominated by it from his office, that Common Member shall be responsible for and shall indemnify the other Members and the Company against any loss, liability or cost that any of them may suffer or incur as a result of any claim by such Manager arising out of such removal.

(f) Vacancies. Any vacancy on the Board of Managers created by the resignation, incapacity, retirement or death of any Manager that is nominated by a Common Member shall be filled by appointment by the Common Member who had the right to nominate such Manager. Any vacancy on the Board of Managers created by the resignation, incapacity, retirement or death of any Manager that is not nominated by a Common Member shall be filled as determined by the Board of Managers. If a Manager is nominated by a Common Member, and such Common Member ceases for any reason to be a Common Member, such Manager shall be deemed to have resigned from the Board of Managers upon such event, and the Board of Managers (or, if all of the Managers shall have resigned or been deemed to have resigned, the Common Members) shall have the right to determine which Common Member can designate a successor Manager to fill such vacancy.

(g) Meetings of the Board. The Board of Managers may hold meetings, both regular and special, within or without the State of New York. Regularly scheduled meetings of the Board of Managers may be held upon not less than fourteen (14) days’ prior notice, at such time, date and place as the Board of Managers may from time to time determine. Special meetings of the Board of Managers may be called at any time by any Manager upon at least forty-eight (48) hours prior notice to the other Managers. Any such meeting of the Board of Managers shall be held at such date, time and place as may be stated in the notice of the meeting.

(h) Quorum; Vote Required for Action. The presence of two (2) Managers shall constitute a quorum for the transaction of business. All actions taken by the Board of Managers shall require the affirmative vote of a majority of the Managers then in office.

(i) Adjournment of Meetings. If within a half an hour of the time appointed for a meeting of the Board of Managers a quorum is not present, the meeting shall be adjourned to the date, time and place as determined by the Managers present. Each Manager not present at the meeting shall be notified in writing by the Company of the date, time and place of the adjourned meeting.

(j) Participation in Meetings by Conference Telephone Permitted. Managers may participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting. All resolutions adopted at any such meeting shall be reduced to writing and included in the minutes of such meeting.

(k) Consent of the Board of Managers in Lieu of Meeting. Any action that may be taken at any meeting of the Board of Managers may be taken without a meeting by unanimous written consent of the Board of Managers.

(l) Waiver of Notice of Meetings of the Board of Managers. Notice of a meeting need not be given to any Manager if: (i) action is taken under Section 7(k) above; (ii) a written waiver of notice is executed before or after the meeting by such Manager; (iii) communication with such Manager is unlawful; or (iv) such Manager attends the meeting in question, unless such attendance was for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened. A notice or waiver of notice of a meeting of the Board of Managers need not specify the purpose of the meeting.

(m) Member’s Consent Rights. The Company may take the following actions only with the written consent of each of the Common Members, and all parties hereto agree to use their respective rights and powers to procure so far as they are able that no such act is carried out unless such consent has been given:

(i) any voluntary liquidation, dissolution, bankruptcy or winding up of the Company or any of its subsidiaries;

(ii) any merger, consolidation or combination of the Company with, or the sale, lease or transfer of all or substantially all of the Company’s assets to, any other entity;

(iii) the acquisition by the Company or any of its subsidiaries of any material business enterprise;

(iv) the issuance of any membership interest, capital stock or other equity interest in the Company or any of the Company’s subsidiaries (other than to the Company); and

(v) the granting of any approval by the Company of a Transfer of Interests as provided in Section 15.

The Preferred Members shall have consent rights only as provided in Sections 17 and 22 and as may be required by New York law.

8. Officers. The Board of Managers shall have the power to elect such officers of the Company as it may deem proper. All officers of the Company elected by the Board of Managers shall hold office for such term as may be determined by the Board of Managers or until their respective successors are appointed. Any officer may be removed from office at any time either with or without cause by the Board of Managers. Each officer of the Company shall have such powers and duties as shall be granted by the Board of Managers and are not inconsistent with this Agreement.

9. Reserved.

10. Additional Contributions. The Members are not required to make any additional capital contributions to the Company. However, the Members may make additional capital contributions to the Company in such amounts and at such times as the Board of Managers shall permit. The Board of Managers shall revise Schedule B of this Agreement to reflect any additional capital contributions.

11. Capital Accounts.

(a) The Company shall maintain a separate capital account (“Capital Account”) for each Member in accordance with U.S. federal income tax accounting principles. On or prior to the Spin-Off Date (as defined in Section 17(a)), the Board of Managers shall, reasonably and in good faith, determine the Capital Account balance of each Member and specify the same on Schedule B hereto. The Capital Account of each Member shall be (i) increased by (A) the amount of cash and the fair market value of other property contributed to the Company by such Member as a capital contribution (net of liabilities of such Member assumed by the Company and liabilities to which such contributed property is subject) and (B) profits and any other items of income or gain allocated to such Member pursuant to Section 13 and (ii) decreased by (A) the amount of cash and fair market value of any property distributed to such Member (net of liabilities of the Company assumed by such Member and liabilities to which such distributed property is subject), and (B) losses and any other items of deduction or credit allocated to such Member pursuant to Section 13.

(b) No Member shall be entitled to interest on its capital contributions or on the positive balance in it Capital Account and no such interest shall accrue.

12. Tax Treatment. The Members hereby agree that the Company shall be treated as a partnership for U.S. federal, state and local tax purposes.

13. Allocation of Profits and Losses.

(a) For each taxable period, or portion thereof, the Company’s profits and losses (as well as any other items in the nature of income, gain, deduction or credit) shall be allocated to each Member as follows:

(i) except as otherwise provided below, profits (and other items in the nature of income or gain) for such year shall be allocated first to the Preferred Members pro rata in proportion to their Preferred Interests until they have been allocated pursuant to this clause an amount equal to the cash distributions paid on such Preferred Interests pursuant to Section 17(c) in the year such allocations are made and, thereafter, to the Common Members in proportion to their Common Interests;

(ii) if, during such year, there is a liquidation, dissolution or winding up of the Company or a redemption or repurchase of any or all of the Preferred Interests (pursuant to a Mandatory Redemption, a Change of Control or otherwise), profits (and other items in the nature of income or gain) for such year shall be allocated first to the Preferred Members pro rata in proportion to their Preferred Interests (or the portion of their Preferred Interests being redeemed) until they have been allocated pursuant to this clause an amount equal to the difference between (x) the aggregate Liquidation Preference of such Preferred Interests and (y) the aggregate Original Liquidation Preference of such Preferred Interests;

(iii) if the Company does not have net income in an amount sufficient to make the allocations to the Preferred Members required by clauses (i) and/or (ii) above, as applicable, gross income (or items thereof) for such year shall be allocated to the Preferred Members in the amounts necessary to effectuate the allocations required by such clauses;

(iv) losses (and other items in the nature of deduction or credit) for such year shall be allocated to the Common Members pro rata in proportion to their Common Interests; provided, however, that (x) no Common Member shall be allocated any item of loss that would reduce such Member’s Capital Account below zero and (y) any amount that would, but for proviso (x), be allocated to a Common Member will first be allocated to and among the other Common Members pro rata in proportion to their Common Interests and, thereafter, to the Preferred Members in proportion to their Preferred Interests;

(b) The allocation provisions of this Section 13 are intended to be, and shall be interpreted and applied in a manner that is, consistent with the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated pursuant thereto (collectively, the “Code”). In particular, and notwithstanding anything to the contrary contained herein, this Section 13 shall be considered to include a “qualified income offset”, as such term is defined in the Code, and shall be interpreted in a manner consistent therewith.

(c) The Board of Managers is hereby authorized, upon the advice of tax counsel, to amend this Section 13 as necessary to comply with the Code, provided, however, that any such amendment(s) shall be made, to the maximum extent possible, in a manner that is consistent with and will effectuate the intended economic relationship between the Members, as detailed in this Agreement.

14. Distributions. Except as provided in Section 17(c), distributions of cash or other assets of the Company shall be made to each Common Member on the basis of the number of Common Interests held of record by such Common Member, as set forth on Schedule A hereof. Holders of Preferred Interests shall not be entitled to receive any distributions other than as provided in Section 17(c).

15. Assignment of Member’s Interest.

(a) Transfer Restrictions. Any sale, transfer, assignment, pledge or other disposition (“Transfer”) of any Interest in the Company in violation of the terms of this Agreement shall be null and void and shall not be recognized by the Company.

(b) Permitted Transfers. No member may Transfer any of its Interests without the prior written consent of the Company, which consent may be granted or withheld in the sole discretion of the Company. The following Transfers of some or all of a Member’s Interests may be made without the consent of the Company: (i) a Member which is a limited liability company, partnership, corporation or trust may transfer any or all of the interest in the Company owned by such Member (A) to its Affiliates, (B) to its members, general or limited partners, shareholders or beneficiaries, or (C) to an entity owned by or organized for the benefit of the members, general or limited partners, shareholders, officers, directors, employees, Affiliates or beneficiaries of such Member, as applicable; (ii) a Member may pledge any interest in the Company owned by such Member to secure the repayment of any bona fide indebtedness owing by such Member to a financial institution, provided that such Member retains the rights of a Member until such time as the pledgee shall have realized upon the pledge and that all of the provisions of this Agreement shall be applicable to such Interest so pledged, provided that this Section 15, other than the penultimate and final sentences of this paragraph (b), shall not apply to the Transfer of an Interest by a financial institution which succeeded to such Interest pursuant to this clause (ii); and (iii) transfers to the Member’s immediate family or lineal descendants upon such Member’s death. No Transfer shall be permitted hereunder unless (i) the transferee executes a counterpart signature page to this Agreement and a written instrument in the form of Annex C hereto in which such transferee agrees to be bound by the provisions of this Agreement and (ii) such Transfer complies with all applicable securities laws, provided that the pledgee of an Interest (until such time as such pledge shall have realized upon such pledge) shall not be required to comply with the terms of this sentence. In connection with any Transfer in compliance with this Agreement, the rights granted to each Member under this Agreement shall inure to the benefit of transferee as though such transferee were the same type of Member as the transferor.

16. Additional Members. All transferees of an Interest in the Company in accordance with the terms of this Agreement shall be admitted as Members. Any such admitted Member shall be bound by the provisions of this Agreement. In connection with any such admission, the Board of Managers shall amend Schedule A hereof to reflect the name, business address, and Interests of the admitted Member.

17. Preferred Interests.

(a) Issuance.

(i) Initial Allocations and Subsequent Issuances. Subject to paragraph (iii) of this Section 17(a), the Company shall, as of August 20, 2004, issue such number of Preferred Interests to such persons as is set forth on Schedule A hereto. The Company shall have authority to issue additional Preferred Interests as distributions to holders of outstanding Preferred Interests as provided in Section 17(c).

(ii) Mandatory Conversion. In the event that Cablevision Systems Corporation at any time announces in a press release or in a filing with the Securities and Exchange Commission (“SEC”) that the distribution of shares of common stock of Rainbow Media Enterprises, Inc. to the stockholders of Cablevision Systems Corporation substantially in the manner described in the Form 10 of Rainbow Media Enterprises, Inc., as filed with the SEC (File No. 001-32178) (the “Spin-Off”), will not occur, each Preferred Interest outstanding at or subsequent to such time that is held by Rainbow National Services LLC or a subsidiary thereof will convert automatically, without any action on the part of the holder thereof, into one Common Interest.

(iii) Reallocation and Adjustment of Interests. All Common Interests and Preferred Interests issued by the Company on the date of this Agreement shall be subject to the terms of this paragraph (iii). On or prior to the date of the consummation of the Spin-Off (the “Spin-Off Date”), the Board of Managers, pursuant to an written resolution or consent, may, but is not required to (A) reallocate Preferred Interests among the Preferred Members by reducing (including to zero) the number of Preferred Interests outstanding in respect of the Preferred Interests initially issued to American Movie Classics IV Holding Corporation, and eliminating all or some of such Preferred Interest or reallocating all or some of such Preferred Interests to the holder of the Preferred Interests issued to American Movie Classics III Holding Corporation (or its successor-in-interest); (B) reduce or increase the aggregate number of Common Interests issued; (C) reduce or increase the number of Common Interests held by each Common Member listed on Schedule A as of August 20, 2004; and (D) reduce, but not increase, the Original Liquidation Preference of the Preferred Interests. Any changes to Interest allocations or Original Liquidation Preference effected pursuant to this paragraph (iii) subsequent to August 20, 2004 shall be deemed to be retroactive to August 20, 2004. The Board of Managers shall cause Schedule A hereto to be revised to reflect any changes in Interest Allocations effected pursuant to this paragraph (iii).

(b) Ranking. The Preferred Interests shall rank, with respect to distributions upon the liquidation, dissolution or winding-up of the Company (i) senior to all Common Interests and other Junior Interests; (ii) pari passu with any Parity Interests issued in accordance with the terms of this Agreement, including this Section 17; and (iii) junior to all indebtedness of the Company.

(c) Distributions.

(i) Beginning on the Spin-Off Date, holders of Preferred Interests shall be entitled to receive, when, as and if declared by the Board of Managers, out of funds legally available for the payment of distributions, distributions on each outstanding Preferred Interest, at a rate per annum, to be determined by the Board of Managers no later than the Spin-Off Date and set forth in a written resolution or consent of the Board of Managers, of the Liquidation Preference per Preferred Interest, payable with respect to each Distribution Period. All distributions shall be cumulative and shall be payable in arrears for each Distribution Period on each Distribution Payment Date, commencing on the Distribution Payment Date first to occur after the Spin-Off Date. Distributions with respect to a Preferred Interest shall only cumulate (A) in the case of Preferred Interests issued on or before the Spin-Off Date, from the Spin-Off Date, or, if later, the last Distribution Payment Date in respect of which distributions on such Preferred Interest were paid and (B) in the case of Preferred Interests issued subsequent to the Spin-Off Date, from the date of issuance, or, if later, the last Distribution Payment Date in respect of which distributions on such Preferred Interest were paid. Prior to the first Distribution Payment Date to occur on or after August 20, 2016, distributions may, at the option of the Company, be paid either in cash or Preferred Interests with an aggregate Liquidation Preference equal to the amount of such distributions (or in any combination of cash and such Preferred Interests). On and after the first Distribution Payment Date to occur on or after August 20, 2016, distributions shall be payable only in cash.

(ii) Each distribution paid on the Preferred Interests shall be payable to holders of record as their names shall appear on Schedule A on the Distribution Record Date for such distribution, except that distribution in arrears for any past Distribution Payment Date may be declared and paid at any time without reference to such regular Distribution Payment Date to holders of record on a later distribution record date determined by the Board of Managers.

(iii) Distributions shall cease to accumulate in respect of Preferred Interests on the day prior to their redemption, unless the Company shall have failed to pay the relevant redemption price on the date fixed for redemption.

(iv) All distributions paid with respect to Preferred Interests shall be paid pro rata to the holders entitled thereto based upon the number of Preferred Interests held by each such holder on the relevant Distribution Record Date.

(v) So long as any Preferred Interests are outstanding, except with respect to distributions by the Company payable in kind in additional Common Interests or warrants, rights, call or options exercisable for or convertible into additional Common Interests, the Company shall not declare, pay or set apart for payment any distribution on Common Interests, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Common Interests or any warrants, rights, calls or options exercisable for or convertible into Common Interests, and shall not permit any entity directly or indirectly controlled by the Company to purchase or redeem any Common Interests or any warrants, rights, calls or options exercisable for or convertible into any Common Interests, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, all accumulated and unpaid distributions on Preferred Interests not paid on the dates provided for in Section 17(c)(i) hereof (and, to the extent previously due but not yet paid, any and all redemption payments on the Preferred Interests) shall have been or are concurrently being paid.

(vi) Distributions payable on Preferred Interests for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. If any Distribution Payment Date occurs on a day that is not a Business Day, any accumulated and unpaid distributions otherwise payable on such Distribution Payment Date shall be paid on the next succeeding Business Day.

(d) Payment on Liquidation.

(i) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Preferred Interests will be entitled to receive out of the assets of the Company available for distribution to the Members, whether such assets are capital, surplus or earnings, an amount in cash equal to the Liquidation Preference, before any payment shall be made or any assets distributed to the Common Members. Except as set forth in the preceding sentence, holders of Preferred Interests shall not be entitled to any distribution in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Company. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the assets of the Company are not sufficient to pay in full the liquidation payments payable to all holders of Preferred Interests, then the holders of Preferred Interests shall share equally and ratably on a pro rata basis in any distribution of assets.

(ii) For the purposes of this Section 17(d) only, neither the sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more other entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

(e) Redemption.

(i) Mandatory Redemption. On the Mandatory Redemption Date, the Company shall redeem from any source of funds legally available therefor, in the manner provided in Section 17(e)(ii) below, all of the Preferred Interests then outstanding at a redemption price equal to the Liquidation Preference thereof (the “Mandatory Redemption Price”).

(ii) Procedure for Redemption. (A) Not more than sixty (60) and not less than thirty (30) days prior to the date fixed for any redemption of the Preferred Interests, written notice (the “Redemption Notice”) shall be given by first-class mail, postage prepaid, to each holder of record of Preferred Interests to be redeemed on the record date fixed for such redemption of the Preferred Interests at such holder’s address as the same appears on Schedule A hereto; provided, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any Preferred Interests to be redeemed except as to the holder or holders to whom the Company has failed to give such notice or except as to the holder or holders whose notice was defective. The Redemption Notice shall state:

(1) that the redemption is pursuant to Section 17(e)(ii) hereof;

(2) the Mandatory Redemption Price;

(3) the total number of Preferred Interests being redeemed;

(4) the number of Preferred Interests held by the holder that the Company intends to redeem;

(5) the date fixed for redemption (the “Redemption Date”);

(6) that distributions on the Preferred Interests to be redeemed shall cease to accumulate on the day prior to such Redemption Date unless the Company defaults in the payment of the Mandatory Redemption Price, and

(7) the name of any bank of trust company performing the duties referred to in Section 17(e)(ii)(E) below.

(B) On the Redemption Date, the full Mandatory Redemption Price for such Preferred Interests shall be payable in cash to the person whose name appears on Schedule A hereto as the owner thereof.

(C) Unless the Company defaults in the payment in full of the applicable redemption price, distributions on the Preferred Interests called for redemption shall cease to accumulate on the day prior to the Redemption Date, and the holders of such Preferred Interests shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Mandatory Redemption Price without interest.

(D) If a Redemption Notice shall have been duly given, and if, on or before the Redemption Date specified therein, all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the Preferred Interests called for redemption so as to be and continue to be available therefor, then, all Preferred Interests so called for redemption shall no longer be deemed outstanding, and all rights with respect to such Preferred Interests shall forthwith on such Redemption Date cease and terminate, except only the right of the holders thereof to receive the amount payable on redemption thereof, without interest.

(E) If a Redemption Notice shall have been duly given or if the Company shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the Redemption Date specified therein the funds necessary for such redemption shall have been deposited by the Company with such bank or trust company in trust for the pro rata benefit of the holders of the Preferred Interests called for redemption, then, from and after the time of such deposit, all Preferred Interests so called, or to be so called pursuant to such irrevocable authorization, for redemption shall no longer be deemed to be outstanding and all rights with respect of such Preferred Interests shall forthwith cease and terminate, except only the right of the holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest. The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America or of the State of New York, shall be doing business in the Borough of Manhattan, The City of New York, shall have capital, surplus and undivided profits aggregating at least $100,000,000 according to its last published statement of condition, and shall be identified in the Redemption Notice. Any interest accrued on such funds shall be paid to the Company from time to time. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of three years from such Redemption Date shall, to the extent permitted by law, be released or repaid to the Company, after which repayment the holders of the Preferred Interests so called for redemption shall look only to the Company for payment thereof.

(f) Voting Rights.

(i) Holders of Preferred Interests, except as otherwise required under New York law and as set forth in paragraphs (ii) and (iii) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the Members.

(ii) Without the approval of holders of at least a majority of the Preferred Interests then outstanding, voting or consenting, as the case may be, separately as a single class, given in person or by proxy, either in writing or by resolution adopted at a meeting called for the purpose, the Company will not (i) create, authorize or issue any Senior Interests or Parity Interests or any warrants, rights, calls or options exercisable or exchangeable for or convertible into, or any obligations evidencing the right to purchase or acquire, any Senior Interests or Parity Interests, including in connection with a merger, consolidation or other reorganization or (ii) reclassify any membership interests in the Company into any Senior Interests or Parity Interests or any warrants, rights, calls or options exercisable or exchangeable for or convertible into, or any obligations evidencing the right to purchase or acquire, any Senior Interests or Parity Interests.

(iii) Without the approval of holders of at least a majority of the Preferred Interests then outstanding, voting or consenting, as the case may be, separately as a single class, given in person or by proxy, either in writing or by resolution adopted at a meeting called for the purpose, the Company will not amend, modify or repeal this Agreement so as to adversely affect the specified designations, rights, preferences, privileges or voting rights of the Preferred Interests as set forth in this Section 17. The authorization or consummation of a transaction that results in the Preferred Interests being converted or exchanged for or becoming membership interests or shares of a resulting entity (as such term is defined in Section 17(g)) shall not constitute an amendment, modification or repeal of this Agreement for purposes of this Section 17(f)(iii).

(iv) The holders of at least a majority of the Preferred Interests then outstanding, voting or consenting, as the case may be, separately as a single class, whether voting in person or by proxy, either in writing or by resolution adopted at a meeting called for the purpose, may waive compliance with any provision of this Agreement.

(v) Notwithstanding anything herein to the contrary, (i) the creation, authorization or issuance of any Common Interests or other membership interests ranking junior to the Preferred Interests with respect to distributions or distributions upon the liquidation, dissolution or winding-up of the Company (“Junior Interests”) or (ii) the increase or decrease in the amount of authorized Junior Securities of any class shall not require the consent of the holders of Preferred Interests and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of holders of Preferred Interests.

(vi)(A) In the event that (a) distributions on the Preferred Interests are in arrears and unpaid for three Semi-Annual Distribution Periods (whether or not consecutive) (a “Distribution Default”) or (b) the Company shall fail to discharge its obligation to redeem the Preferred Interests (a “Redemption Default”), then the number of Managers constituting the Board of Managers shall be adjusted to permit the holders of a majority of the Preferred Interests then outstanding, voting or consenting, as the case may be, separately as a single class, to elect one member of the Board of Managers of the Company. Each such event described in clause (a) or (b) is a “Voting Rights Triggering Event”. Holders of a majority of the issued and outstanding Preferred Interests then outstanding, voting or consenting, as the case may be, separately as a single class, shall thereupon have the exclusive right to elect one member of the Board of Managers at any annual or special meeting of Members or at a special meeting of the holders of Preferred Interests called as hereinafter provided.

(B) The right of the holders of Preferred Interests to vote pursuant to Section 17(f)(vi)(A) to elect one member of the Board of Managers as aforesaid shall continue until such time as (a) in the event such right arises due to a Distribution Default, all accumulated distributions that are in arrears on the Preferred Interests are paid in full and (ii) in the event such right arises due to a Redemption Default, the Company remedies any such failure, at which time the special right of the holders of Preferred Interests to vote for the election of a Manager and the term of office of the Manager elected by the holders of Preferred Interests shall terminate, and the number of Managers constituting the Board of Managers shall be reduced accordingly. At any time after voting power to elect a Manager shall have become vested and be continuing in the holders of Preferred Interests pursuant to Section 17(f)(vi)(A) hereof, or if a vacancy shall exist in the office of a Manager elected by the holders of Preferred Interests, a proper officer of the Company may, and upon the written request of the holders of record of at least twenty percent (20%) of the Preferred Interests then outstanding addressed to the Secretary of the Company shall, call a special meeting of the holders of Preferred Interests, for the purpose of electing the one Manager which such holders are entitled to elect as herein provided. If such meeting shall not be called by a proper officer of the Company within 20 days after personal service of such written request upon the Secretary of the Company, or within 20 days after mailing the same within the United States by certified mail, addressed to the Secretary of the Company at its principal executive offices, then the holders of record of a least twenty percent (20%) of the outstanding Preferred Interests may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by the person so designated at the time and place specified in the notice distributed by such holders to Company and to any other holders of Preferred Interests.

(C) At any meeting held for the purpose of electing Managers at which the holders of Preferred Interests then outstanding shall have the right, voting or consenting, as the case may be, separately as a single class, to elect a Manager as aforesaid, the presence in person or by proxy of the holders of at least a majority of the outstanding Preferred Interests shall be required to constitute a quorum.

(D) If at any time that the holders of Preferred Interests are entitled to elect a Manager to the Board of Managers pursuant to Section 17(f)(v)(A), a majority of such holders may act to elect or remove such Manager by written consent in lieu of a meeting and without notice to other holders.

(vii) Any vacancy occurring in the office of a Manager elected by the holders of Preferred Interests may be filled by the departing Manager unless and until such vacancy shall be filled by the holders of Preferred Interests.

(viii) In any case in which the holders of Preferred Interests shall be entitled to a vote pursuant to this Section 17(f) or pursuant to New York law, each holder of Preferred Interest shall be entitled to one vote for each Preferred Interest held.

(g) Merger, Consolidation and Sale of Assets.

Without the affirmative vote or consent of the holders of a majority of the issued and outstanding Preferred Interests, voting or consenting, as the case may be, separately as a single class, the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person unless: (a) the entity formed by such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the “resulting entity”) shall be a limited liability company or a corporation organized or existing under the laws of the United States or any state thereof or the District of Colombia; (b) any outstanding Preferred Interests shall remain unchanged and or be converted into or exchanged for and shall become membership interests or shares of preferred stock of such resulting entity, having in respect of such resulting entity the same (or more favorable) powers, preferences and relative participating, optional or other special rights and the same (or more favorable) qualifications, limitations or restrictions thereof, that the Preferred Interests had immediately prior to such transaction; and (c) immediately after giving effect to such transaction, no Voting Rights Triggering Event shall have occurred and be continuing. Notwithstanding the foregoing, the Company may consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person if the Company makes adequate provision if the transaction constitutes a Change in Control to comply with Section 17(h).

(h) Right to Require Repurchase.

The Company shall notify the holders of Preferred Interests in writing if there occurs a Change in Control (a “Change in Control Notice”). A “Change of Control” of the Company shall have occurred at such time, if any, at which Rainbow Media Enterprises, Inc. ceases to, directly or indirectly, have beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than 50% of the Common Interests in the Company. The Change in Control Notice shall be mailed to each such holder within sixty (60) days of such occurrence. A holder will have twenty (20) days following receipt of the Change in Control Notice to elect (by delivering written notice of such election to the Company) to have some or all of its Preferred Interests repurchased by the Company at a purchase price per Preferred Interest equal to: 101% of the Liquidation Preference thereof as of the close of business on the date immediately preceding the date of repurchase (the “Change in Control Purchase Price”). The Company shall purchase any Preferred Interest that holders have elected to have purchased on a Business Day chosen by the Company that is no less than thirty (30) nor more than sixty (60) days following the date of mailing of the Change in Control Notice. The Company shall provide prompt notice to any electing holder of the time, place and administration requirements for such repurchase. If a repurchase under this Section 17(h) is subject to the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, the Company may modify the time periods and procedural provisions of this Section 17(h) in order to, but only to the extent required to, comply therewith.

(i) No Conversion or Preemptive Rights.

(i) The holders of Preferred Interests shall not have any rights hereunder to convert such Preferred Interests into or exchange such Preferred Interests for Common Interests or any other membership interests or securities of the Company.

(ii) The holders of Preferred Interests shall have no rights of preemption whatsoever as to any membership interests or securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such warrants, rights or options may be designated, issued or granted.

(j) Business Day.

If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day and no further distributions shall accumulate after the day payment was required.

18. Limited Liability. Except as otherwise provided by the Act, the expenses, debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the expenses, debts, obligations and liabilities of the Company, and no Member, Manager or officer of the Company (including a person having more than one such capacity) shall be personally liable for any such expense, debt, obligation or liability of the Company solely by reason of acting in such capacity, except as otherwise provided by the Act.

19. Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless any person who is or was a Member, Manager or officer of the Company (collectively, the “Indemnified Parties”) from and against any and all losses, claims, damages, liabilities, penalties, judgments, suits, costs or expenses of whatever nature (each a “Claim”), as incurred, arising out of or relating to the performance, or failure to perform, any act by such person, on behalf of the Company, in the capacity of a Member, Manager or officer of the Company; provided that such indemnification shall not apply to any such person if such Claim resulted directly from the fraud or willful misconduct of such person.

20. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the unanimous written consent of the Common Members, (ii) at any time there are no Members unless the business of the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under Section 702 of the Act.

21. Corporate Opportunity. The Members shall not be obligated to offer to the Company or its subsidiaries any business opportunities of any kind by reason of such Member’s ownership of an Interest or otherwise.

22. Amendment. This Agreement may be amended, supplemented, repealed or waived only upon the prior written consent of the Company and each of the Common Members and, if required by Section 17(f), the holders of a majority of the Preferred Interests.

23. Consent to Jurisdiction. The parties and each Member hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereto and each Member consent and grant any such court jurisdiction over the person of such parties and Members and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding to the party or Member at the address for such person set forth on Schedule A or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

24. Definitions.

“Affiliate” shall mean, as to any person, any other person Controlling, Controlled by, or under common Control with, such person.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Distribution Payment Date” means (i) each of the two semi-annual dates each year to be designated in writing by the Board of Managers on or prior to the Spin-Off Date on which distributions on the Preferred Interests shall be paid or are payable; (ii) any Redemption Date; and (iii) any other date on which distributions in arrears may be paid.

“Distribution Period” means the Initial Distribution Period and, thereafter, each Semi-Annual Distribution Period.

“Distribution Record Date” means, with respect to the distribution payable on each Distribution Payment Date, the close of business on the fifteenth day immediately preceding such Distribution Payment Date, or such other record date as may be designated by the Board of Managers with respect to the distribution payable on such Distribution Payment Date; provided that such record date may not be more than 60 days or less than ten days prior to such Distribution Payment Date.

“Initial Distribution Period” means the distribution period commencing on and including the Spin-Off Date and ending on and including the first Distribution Payment Date to occur thereafter.

“Liquidation Preference” means, with respect to any Preferred Interest, the Original Liquidation Preference thereof, plus an amount equal to all accumulated and unpaid distributions thereon.

“Mandatory Redemption Date” means August 20, 2024.

“Original Liquidation Preference” means $100 per Preferred Interest, subject to retroactive adjustment pursuant to the terms of Section 17(a)(iii).

“Parity Interests” shall mean any membership interests in the Company that rank on a parity with the Preferred Interests as to distributions or distributions upon the liquidation, dissolution or winding-up of the Company.

“Semi-Annual Distribution Period” means the semi-annual period commencing on and including a Distribution Payment Date and ending on and including the day immediately preceding the next subsequent Distribution Payment Date.

“Senior Interests” shall mean any membership interests in the Company that rank senior to the Preferred Interests as to distributions and distributions upon the liquidation, dissolution or winding-up of the Company.

25. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of New York without regard to principles of conflict of law.

26. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

27. Counterparts. This Agreement may be executed in multiple counterparts. Each counterpart shall be an original, but altogether shall constitute one and the same instrument.

28. Binding Upon Successors. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned members have duly executed this Agreement as of the date first above written.

RAINBOW MEDIA ENTERPRISES, INC.

By	/s/ Thomas C. Dolan
	Name:	Thomas C. Dolan
	Title:	President & Chief Executive Officer

AMERICAN MOVIE CLASSICS III HOLDING CORPORATION

By	/s/ Joshua Sapan
	Name:	Joshua Sapan
	Title:	President & Chief Executive Officer

AMERICAN MOVIE CLASSICS IV HOLDING CORPORATION

By		/s/ Joshua Sapan
	Name:	Joshua Sapan
	Title:	President & Chief Executive Officer

Subsequent Members:

By
Name:
Title:

SCHEDULE A1

MEMBERS

COMMON MEMBERS:

Name and Business Address	Common Interests
Rainbow National Services LLC[2] 200 Jericho Quadrangle Jericho, NY 11753	21,875,000
American Movie Classics IV Holding Corporation 200 Jericho Quadrangle Jericho, NY 11753	2,734,375
Rainbow Media Holdings LLC[3] 200 Jericho Quadrangle Jericho, NY 11753	2,734,375

[1]	As of August 13, 2004.
[2]	Interest received via transfer from Rainbow Programming Holdings LLC, which received such interest via transfer from Rainbow Media Enterprises, Inc.
[3]	Successor by merger to American Movie Classics III Holding Corporation, initial holder of 2,734,375 Common Interests.

A-1

SCHEDULE A1

MEMBERS

COMMON MEMBERS:

Name and Business Address	Common Interests	Adjustment Pursuant to § 17(a)(iii)
Rainbow National Services LLC 200 Jericho Quadrangle Jericho, NY 11753	21,875,000
American Movie Classics IV Holding Corporation 200 Jericho Quadrangle Jericho, NY 11753	1,968,750

PREFERRED MEMBERS:

Name and Business Address	Preferred Interests	Adjustment Pursuant to § 17(a)(iii)	Preferred Interests Issued In-kind
Rainbow Media Holdings LLC[2] 200 Jericho Quadrangle Jericho, NY 11753	3,500,000

[1]	As of August 20, 2004.
[2]	Exchanged 2,734,375 Common Interests for Preferred Interests. Received 765,625 Preferred Interests via transfer from American Movie Classics IV Holding Corporation.

A-1

SCHEDULE B

CAPITAL ACCOUNT BALANCES

Name	Capital Account Balance

B-1

ANNEX C

FORM OF ACCESSION AGREEMENT

This Accession Agreement (this “Accession Agreement”) is made and entered into as of —, between American Movie Classics Company LLC, a New York limited liability company (“AMC”), and — (the “New Member”).

R E C I T A L S

WHEREAS, the New Member has [purchased] [succeeded to] [foreclosed upon] — [Common] [Preferred] Interests in AMC (the “Transferred Interests”);

WHEREAS, AMC wishes to admit the New Member as a Member of AMC;

WHEREAS, pursuant to Section 16 of the Limited Liability Company Agreement of AMC, dated as of August 13, 2004 (the “LLC Agreement”), transferees of Interests are required to be bound by the provisions of the LLC Agreement; and

WHEREAS, the New Member wishes to memorialize its understanding and acceptance of the terms of the LLC Agreement.

NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the LLC Agreement.

2. Admission of New Member. Upon the execution and delivery of this Accession Agreement and a counterpart signature page to the LLC Agreement (such agreements together, the “New Member Agreements”), the New Member shall be admitted as a Member of LLC and accede to the Transferred Interests for all purposes under the LLC Agreement.

3. Acceptance of LLC Agreement. The New Member hereby confirms that it has reviewed the terms of the LLC Agreement. Each of the parties hereto agrees that, by the execution and delivery by the New Member of the New Member Agreements, the New Member shall become a party to the LLC Agreement, and the New Member affirms and agrees that it shall be bound by, and shall observe and perform, all of the terms, covenants, undertakings, agreements, provisions and conditions in the LLC Agreement.

4. Counterparts. This Accession Agreement may be executed in two or more separate counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

C-1

5. Governing Law. THIS ACCESSION AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

6. Successors and Assigns. This Accession Agreement shall be binding upon the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties hereto. No person other than the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and legal assigns, shall have any rights or claims under this Accession Agreement.

7. Entire Agreement. This Accession Agreement, together with the LLC Agreement, supersedes all prior agreements among the parties with respect to the subject matter hereof and thereof and contains the entire agreement among the parties with respect to such subject matter.

IN WITNESS WHEREOF, the parties hereto have executed this Accession Agreement as of the day and year first above written.

AMERICAN MOVIE CLASSICS COMPANY LLC

By:
Name:
Title:

By:
Name:
Title:

C-2